Exhibit 99.4

AUDITOR GENERAL OF CANADA	VÉRIFICATEUR GÉNÉRAL DU CANADA

CONSENT OF INDEPENDENT AUDITOR

I consent to the incorporation by reference, in Export Development Canada’s (“EDC’s”) prospectus dated July 23, 2014 included in EDC’s Registration Statement under Schedule B of the Securities Act of 1933, of my report dated August 29, 2013 to the Minister of Finance on the Government of Canada’s condensed consolidated statement of financial position as at March 31, 2013, the condensed consolidated statement of operations and accumulated deficit, condensed consolidated statement of change in net debt and condensed consolidated statement of cash flow for the fiscal year then ended and related notes, attached to the Government of Canada’s Amendment No. 2 to its Annual Report on Form 18-K for the fiscal year ended March 31, 2013 filed on October 25, 2013.

I have not performed any procedures subsequent to the date of this consent.

This letter is provided to meet the requirements pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934 and not for any other purposes.

/s/ Michael Ferguson
Michael Ferguson, CPA, CA FCPA (New Brunswick) Auditor General of Canada

July 23, 2014

Ottawa, Canada